Exhibit 9(b)(vi)

                          Scudder Fund Accounting Corp.
                          Fund Accounting Fee Schedule
                               Scudder Fund, Inc.

                                    Exhibit A

Fund Accounting Service - Maintain and preserve accounts, books, records and other documents as are required of the Fund under Section 31 of the Investment Company Act of 1940 and Rules 31a-1 and 31a-2. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value. Calculate net asset value.

I.       Annual Fees per Portfolio

         Money Market Funds

           Fund Net Assets                                  Annual Fee
           ---------------                                  ----------

           First $150 Million                               2.00 Basis Points
           Next $850 Million                                 .60 Basis Points
           Excess - Over $1 Billion                          .35 Basis Points


         A minimum monthly fee of $2,500 will be applied.

         Domestic Fixed Income Funds

           Fund Net Assets                                  Annual Fee
           ---------------                                  ----------

           First $150 Million                               2.50 Basis Points
           Next $850 Million                                 .75 Basis Points
           Excess - Over $1 Billion                          .45 Basis Points


         A minimum monthly fee of $3,125 will be applied.

II.      Multiple Class Portfolios

         For any class in excess of one, each series will incur a 33% surcharge on the annual fee.

III.     Holdings Charge

         For each issue maintained - - monthly charge:                    $7.50



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IV.      Portfolio Trades

         Money Market Instruments                                       $5.00
         Domestic Fixed Income Securities                               $12.50
         Domestic Equity Securities                                     $12.50
         Options and Futures Contracts                                  $12.50
         Foreign Equity and Fixed Income Securities                     $25.00

V.       Out-Of-Pocket Expenses

         A billing for the recovery of applicable out-of-pocket expenses will be made at the end of each month. Out-of-pocket expenses include: telephone, courier or delivery service, legal fees, fees for pricing services and all other reasonable out-of-pocket expenses.



Scudder Fund, Inc.                          Scudder Fund Accounting Corporation
------------------------------------        -----------------------------------

By:       /s/Daniel Pierce                  By:      /s/David S. Lee
          --------------------------                 --------------------------

Title:    President and Director            Title:   Director and President
          --------------------------                 --------------------------

Date:     July 7, 1997                      Date:    July 7, 1997
          --------------------------                 --------------------------

Dated as of July 7, 1997

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